CR-65781

REGISTRAR OF COMPANIES
Certificate of Incorporation On Change Of Name	EXEMPTED
CAYMAN ISLANDS

I DO HEREBY CERTIFY that

MCCAW INTERNATIONAL (HOLDINGS), LTD.

having by Special Resolution dated 1st of September 1997 changed its name, is now incorporated under the name of

NEXTEL INTERNATIONAL (HOLDINGS), LTD.

Given under my hand and Seal at George Town in the Island of Grand Cayman this Eleventh day of September One Thousand Nine Hundred Ninety-Seven

CERTIFIED TO BE A TRUE AND CORRECT COPY	(SGD. A.I. GODDARD)

SIG [SIG] ANTHONY I. GODDARD Asst. Registrar of Companies	An Authorised Officer, Registry of Companies, Cayman Islands, B.W.I.

DATE: 11th September, 1997